Exhibit 10.14

[Form of Director Restricted Stock Award under 2009 LTIP]

Texas Petrochemicals Inc.

2009 Long-Term Incentive Plan

Restricted Stock Award

Texas Petrochemicals Inc. (the “Company”) hereby grants to you effective as of [Date] (the “Grant Date”),              shares of Common Stock (“Restricted Stock Award”) in accordance with the Texas Petrochemicals Inc. 2009 Long-Term Incentive Plan (the “Plan”).

1.	Relationship to the Plan

This Restricted Stock Award is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Committee, the Prospectus for the Plan and any additional terms and conditions set forth in this Restricted Stock Award. Any terms used in this Restricted Stock Award and not defined herein have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Restricted Stock Award, the terms of the Plan will control.

2.	Vesting

Unless vested on an earlier date as provided in Section 7 hereof, the Restricted Stock Award will vest on the date that is the last trading day immediately preceding the next following regularly scheduled annual meeting of the Company’s stockholders that occurs after the Grant Date (the “Vesting Date”), provided that you have continuously served the Company through such date.

3.	Non-transferability of Restricted Stock; No Resale Prior to Termination of Service

Notwithstanding the vesting or delivery to you of the Restricted Stock, the Restricted Stock covered by this Restricted Stock Award may not be sold, transferred, assigned, pledged, exchanged, hypothecated, encumbered or otherwise disposed of prior to the date of your Termination of Service. An attempted breach of this Section 3 shall result in immediate forfeiture of the Restricted Stock.

4.	Escrow of Shares

During the period of time between the Grant Date and the earlier of the date the Restricted Stock is delivered to you upon your Termination of Service or is forfeited (the “Restriction Period”), the Restricted Stock shall be registered in your name and held in escrow by the Company. Any certificate shall bear a legend as provided by the Company, conspicuously referring to the terms, conditions and restrictions described in this Restricted Stock Award. In the event a certificate evidencing the Restricted Stock is issued by the Company prior to the expiration of the Restriction Period, by receipt of this Restricted Stock Award you agree to promptly deliver to the Company a stock power, endorsed in blank, relating to the Restricted Stock.

5.	Election Under Section 83(b) of the Code

You are permitted to make an election under Section 83(b) of the Code to include an amount in income in respect of the Restricted Stock Award in accordance with the requirements of Section 83(b) of the Code.

6.	Stockholder Rights

Except as set forth in Section 3, as of the Grant Date and through the Restriction Period, you shall be the registered owner of such shares and shall have all rights of a stockholder with respect thereto, including, without limitation, voting rights and the right to receive dividends and distributions with respect to the Restricted Stock.

7.	Termination of Service; Forfeiture

(a)

Forfeiture of Restricted Stock Award. If, prior to the Vesting Date, you are removed from the Board for Cause or if you have a Termination of Service for a reason other than as specified in Section 7(b), your Restricted Stock Award shall be forfeited and you shall have no rights to receive any Restricted Stock covered by your Restricted Stock Award.

(b)

Accelerated Vesting. Notwithstanding the provisions of Section 2 hereof, the shares of Restricted Stock covered by the Restricted Stock Award shall be immediately vested in full on the date of (i) your Termination of Service due to your death, disability or removal from the Board without Cause or (ii) the occurrence of a Change in Control; provided that you have been in continuous service with the Company from the Grant Date through such date.

(c)

Definition of Cause. For the purpose of this Restricted Stock Award, “Cause” shall mean your removal from the Board prior to the end of the director term in effect on the Grant Date for any reason determined by the Board to constitute gross failure to fulfill the duties of a director.

(d)	Definition of Termination of Service. For purposes of this Restricted Stock Award, “Termination of Service” shall mean your termination of service as a member of the Board.

(e)

Committee Determinations. The Committee shall have absolute discretion to determine the date and circumstances of your Termination of Service, including without limitation whether as a result of death, disability, Cause or any other reason, and its determination shall be final, conclusive and binding upon you.

8.	Settlement of Restricted Stock Award

Shares of Common Stock or, at the Company’s option, a certificate for such shares, will be delivered to you as soon as practicable after the date on which the Restricted Stock Award (a) becomes vested pursuant to Section 2 or Section 7 hereof, and (b) is no longer subject to the restrictions specified in Section 3.

9.	Tax Matters

Notwithstanding the restrictions specified in Section 3 hereof, the Restricted Stock will be taxable income for U.S. federal income tax purposes to you on the earlier of (a) the Grant Date, if you made an election under Section 83(b) of the Code, (b) the Vesting Date, or (c) the date vesting is accelerated pursuant to Section 7 hereof. You are urged to consult with a tax advisor regarding the federal, state and local tax consequences of the Restricted Stock Award.

10.	Code Section 409A Compliance

It is intended that this Award satisfy the requirements of Section 409A of the Code, and any ambiguous provisions will be construed in a manner that is compliant with or exempt from the application of Section 409A of the Code.

TEXAS PETROCHEMICALS INC.

By:

[Name]
[Title]

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